Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

Exhibit 99.3

Filed by CenturyTel, Inc.
Pursuant to Rule 425 under the Securities Act of 1933 and
Deemed filed under Rule 14a-12 of the Exchange Act of 1934
Subject Company: CenturyTel, Inc., File #1-7784

CENTURYTEL / EMBARQ

Moderator: Tony Davis October 27, 2008 10:00 a.m. EST

Operator:	Good morning ladies and gentleman thank you for standing by. Welcome to today’s conference call and Webcast to discuss the merger of CenturyTel and
EMBARQ.

At this time all participants have been placed in a listen only mode and the floor will be open for your questions following the presentation. If you would like to ask a question at that time, please press star one on your touch tone phone.

If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. If you should require operator assistance please press start zero. As a reminder this conference is being recorded.

It is now my pleasure to turn the floor over to Mr. Tony Davis, Vice President,
Investor Relations of CenturyTel. Please go ahead sir.

Tony Davis:	Thank you Chris. Good morning everyone and welcome to our conference call today to discuss the combination of CenturyTel and EMBARQ which was announced earlier today. As you also probably notice each company also issued third quarter 2008 earnings releases this morning as well.

The main purpose of today’s call is to discuss the announced transaction.
However, we will also cover third quarter results briefly on this call. We will

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

be using a slide presentation during the call when discussing the merger and this presentation is available both on CenturyTel’s and EMBARQ’s Web site.

At the conclusion of our prepared remarks this morning we will open the call for Q&A regarding the transaction. During today’s call references will be made to certain non GAAP financial measures. Each company has reconciled those measures to GAAP figures in their respective earnings release. And those reconciliations are available on each company’s web site, at
www.CenturyTel.com and www.EMBARQ.com.

Your hosts for today’s call are Glen Post, Chairman and Chief Executive
Officer of CenturyTel and Tom Gerke Chief Executive also of EMBARQ.
Joining them on our call today are Stewart Ewing, CenturyTel’s Executive
Vice President, and Chief Financial Officer, and Gene Betts EMBARQ’s
Chief Financial Officer.

Certain forward looking statements may be made today during the call particularly as they pertain to guidance for fourth quarter and full year 2008.
Selected information regarding 2008 and the effects of this transaction described herein and other outlooks in our businesses.

Please review our Safe Harbor language found in our press releases and in our
SEC filings which describe factors that could cause our actual results to differ materially from those projected by us in these forward looking statements.
With that at this time I’ll turn the call over to Glen Post. Glen?

Glen Post:	Thank you Tony, good morning everyone and thank you for joining us on such short notice this morning.

This is an exciting day for us and I’m looking forward to taking you through the (inaudible) bits of the CenturyTel EMBARQ combination. But as Tony mentioned first Stewart and Gene are going to make a few remarks regarding the third quarter 2008 results, released earlier today by CenturyTel and
EMBARQ. Stewart?

Stewart Ewing:	Thank you Glen, good morning everyone. As a reminder all of my comments this morning regarding CenturyTel’s actual results for third quarter 2008.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

And guidance for the remainder of 2008 exclude the non-recurring items detailed on the financial schedules of the company in the press release. And any non-recurring items that may occur in the fourth quarter.

Also since I will only cover a few highlights this morning. I encourage you to read our press release and our 10-Q when it is filed. As usual you can call
Tony Davis with any follow up questions.

CenturyTel achieved solid financial results for the third quarter. Operating revenues and diluted earnings per share for the third quarter were at or near the top of our prior guidance for the quarter.

Operating revenues were $650.1 million or about eight percent lower than the
$708.3 million in third quarter a year ago. Primarily due to the recognition of
$42.2 million of prior (inaudible) revenue settlements in third quarter 2007.
Excluding those settlements operating revenues declined less than two and a half percent.

Revenue increases of approximately $18 million were primarily driven by continued growth in our high speed internet customer base. Along with modest revenue growth from our video service offerings.

However, excluding the 2007 revenue settlements mentioned earlier. These increases will more than offset the revenue declines of approximately $34 million. Primarily attributable to lower access revenues and access line losses.

Operating expenses decreased $12.6 million or 2.6 percent from $481.9 million in third quarter 2007 to $469. Three million in third quarter 2008.
Primarily as a result of lower personnel related costs and lower depreciation expense that more than offset costs associated with growth in our high speed internet customer base.

For third quarter 2008 we generated an operating cash flow margin of 47 ½
percent, compared to a normalized 48.2 percent in third quarter 2007. Diluted earnings per share excluding non-recurring items was 82 cents for the quarter,

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

or one cent below the top end of our previous guidance and first call consensus of 83 cents per share.

However I do want to point out that CenturyTel’s earnings from its interest in an unconsolidated wireless partnership were approximately $4 million lower for third quarter than we had anticipated due to 2007 audit adjustments recorded by the partnership’s general partner late in the third quarter.

Excluding these 2007 audit adjustments diluted earnings per share for the third quarter would have been approximately two and a half cents higher. We generated over $140.5 million in free cash flow during the quarter and ended the quarter with $259 million of cash and cash equivalents.

During the quarter we returned approximately $273.3 million to shareholders through share repurchases and dividends and we ended the quarter with $246 million remaining under our $750 million share repurchase authorization.

We continued to see solid demand for broadband services, as we added nearly
20,600 high speed internet customers during the quarter. And business demand for higher bandwidth Ethernet services remained strong.

Our high speed internet penetration of our enabled lines was 35 percent and our broadband enablement increased to nearly 88 percent of total access lines as of the end of the quarter.

Now turning to CenturyTel’s guidance for fourth quarter and full year 2008.
For fourth quarter 2008 we anticipate total revenues of $635 million to $645 million and diluted earnings per share of 78 cents to 83 cents.

And we expect full year 2008 diluted earnings per share to be in the range of
$3.28 cents to $3.33 cents. Fourth quarter and full year diluted earnings per share guidance are based on shares outstanding as of September 30th 2008.

With that I will turn the call over to Gene. Gene?

Gene Betts:	Thanks Stewart and good morning everyone. EMBARQ demonstrated the stability of our cash flow in the third quarter despite continued head wind

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Confirmation # 70807213

from the economy. Like the last few quarters the economic slowdown is evident in our revenue numbers but we continue to diligently manage expenses and capital.

As a result we are again raising our cash flow outlook for the year. In total third quarter revenue declined 4.3 percent from last year to $1.53 billion. One factor affecting this comparison is the decision we made earlier this year to begin winding down our wireless business.

Naturally revenue has been hurt by that decision but wireless dilution has improved substantially. In the third quarter dilution declined to just $1 million compared to $21 million one year ago.

Most of the top line pressure we’re experiencing is in the voice revenue category, which is, which in the third quarter was impacted by the loss of
169,000 access lines. Compared to last year’s third quarter absolute line losses increased by 39,000. Roughly consistent with the year-over-year comparisons in the first two quarters of the year.

The primary issue continues to be reduced new orders, rather than disconnects. As previously indicated the decline in gross adds has been accompanied by a reduction in the number of new service addresses. Which we will subsequently refer to as NSA as an acronym, that we have been required to bill. This has resulted in significantly lower CapEx and contributed to the ongoing stability of our cash flow.

Moving from voice to data, revenues surpassed $200 million for the first time in the third quarter growing 3.6 percent from the prior year. In wholesale we’re seeing a bit slower growth in wireless back (hold) but business data continues to grow at a relatively steady rate.

High speed internet revenue meanwhile grew 11 percent year-over-year to
$138 million in the quarter. Net subscriber additions totaled 24,000 consistent with the number we reported in the second quarter but below the prior year level.

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Confirmation # 70807213

Similar to access lines the economy is having an impact on our HSI subscriber metrics. Gross adds have been most affected but we also saw an increase in economic disconnects year-over-year.

Finally our video results were very strong this quarter. In fact the 45,000 net adds we posed this quarter was almost twice as many as we’ve added in any other quarter in our history. As a result our video base grew to 284,000 at the end of the period. Which means almost eight percent of our customers now have a bundle that includes EMBARQ home phone and Dish Network TV services.

Despite the decline in the revenue we generated solid recurring income again this quarter. In addition the completion of our $500 million share repurchase program contributed to a significant year-over-year increase in our earnings per share.

Operating income was $353 million this quarter, which was negatively impacted by $66 million in charges related to a reduction in our workforce.
Of that total $49 million is reflected in cost of service and $17 million in
SG&A.

Going forward we expect this action to result in annual savings of approximately $70 million per year. We won’t be up to the full quarterly run rate of those savings in the fourth quarter. But will see the full effect next year.

Year-to-date operating income totaled $1.22 billion approximately seven percent from $1.13 billion in the first three quarters of ’07. Operating margin is also much improved from the prior year level increasing by more than 200 basis points for the year to date period.

We completed the $500 million stock buyback program we announced in
January. Repurchasing $2.2 million shares for $100 million during this quarter. In total we were able to repurchase $11.8 million shares under the program which represents more than seven and a half percent of total shares outstanding at the beginning of ’08.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

Although diluted EPS was impacted by non-recurring charges in both the current and prior year period. The buyback helped drive an increase of 10 percent to $1.11 cents year-to-date diluted EPS has increased 21 percent year-
over-year to a total of $3.88 cents.

3Q CapEx was $170 million and for the year-to-date it was $526 million representing just 12.2 percent of Telecom Revenue. In total we now expect
CapEx to be less than $710 million down from our prior outlook of $740 million.

Within that total we expect NSA requirements to be more than $100 million below the 2007 level and more than $150 million below 2006. Lower capital requirements combined with solid reoccurring profitability resulted in cash flow before dividends of $242 million in 3Q and total of $802 million over the first three quarters of the year. These amounts represent significant improvements from 2007 levels.

In closing, our update our full year expectations starting with access lines we've changed our outlook slightly in light of recent trends. In the fourth quarter we believe absolute line losses will continue to be somewhat higher than prior year levels similar to what we've seen over the first three quarters in
2008.

That could be the case in the early part of 2009 as well but over time we expect improvement in both cyclical and secular trends. Given higher line losses we are lowering our revenue outlook for 2008 as well. We now expect revenue for the telecommunications segment to be in the $5.6 to $5.70 billion range.

I know that earlier we improved our outlook for capital expenditures to less than $710 million at most that would be 12.5 percent of Telecom revenue based on our new outlook. Finally, if given the reduction capital spending in our own growing expense trends we are raising the expectation for cash flow before dividends to a range of $1.01 to $1.03 billion.

It is important to note those numbers include the $66 million in charges we occurred this quarter without those special charges we would expect cash flow

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Confirmation # 70807213

to $1.05 to $1.07 billion this year. With that I will turn the call over to Glen, so he can tell you more about the transaction we announced today.

Glen Post:	Thank you Gene, if you're viewing the slide presentation that are available both
(inaudible) Web sites, I will begin on slide four. Let me talk about today's strategic announcement, let me begin by saying that combining Century Tel and EMBARQ great strategic sense, now this combination brings together two leading communication companies with a customer focus industry leading capabilities, it reinforces both companies strategic plans, diversifies our revenues, and provides us with expanded networks, expertise, and financial resources to build long term shareholder value.

As a combined company we will be even more competitive but significantly increased scale. Now the new companies combined operating presence in 33 states with approximately $8 million access lines, $2 million (bald) bank customers, and 400,000 video subscribers. Additionally we expect to help pro bono revenues in access of $8.8 billion and EBITDA $4.2 billion, as I said
September 30th, 2008 including anticipated synergies on a full run rate basis.

Post closing we also expect to maintain an investment, gain credit rating, given the capacity to invest in the business. At the same time reward our shareholders. We expect to maintain our dividend payout ratio of about 50 percent and to continue returning substantial capital to shareholders over time.

We expect to generate synergies of about $400 million annually within the first three years of operation. We’ll discuss the synergy in a bit more detail later on. But the key drivers of these synergies include the reduction of corporate overhead, the elimination of duplicate functions, enhanced revenue opportunities and increased operational efficiencies through the adoption of best practices and capabilities, from each of our companies.

We will have an experienced leadership team comprised of management from both companies, with great depth in industry and a track record of success.
With Bill Owens, non-executive Chairman, I will continue to serve as Chief
Executive Officer, Tom Gerke will be Executive Vice Chairman, Karen

Moderator: Tony Davis
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Confirmation # 70807213

Puckett Chief Operating Officer and Stewart Ewing Chief Financial Officer.
We believe that working together we can ensure a really smooth integration.

If you turn to slide five this slide outlines the terms of the transaction.
EMBARQ shareholders will receive a fixed exchange ratio of 1.37
CenturyTel shares. For each share of EMBARQ common stock (inaudible).

Based on CenturyTel’s closing stock price last Friday, EMBARQ shareholders will receive $40.42 cents of CenturyTel stock for each
EMBARQ share. This represents the multiple of 3.9 times the last 12 months
EBITDA after run rate synergies. And 4.6 times the last 12 months free cash flow on the same basis.

The transaction has an enterprise value of approximately $11.6 billion which includes a (inaudible) of approximately $5.8 billion of EMBARQ debt. We have obtained a commitment to refinance EMBARQ’s bank debt, and really at the end of the day we expect to have pro former leverage of 2.1 times last 12 months EBITDA including run rate synergies.

Upon closing of the transaction CenturyTel shareholders will own approximately 34 percent EMBARQ shareholders will own approximately 66 percent of the combined company. The transaction which we expect to close in the second quarter of 2009 is subject to approval of CenturyTel and
EMBARQ shareholders, as well as Federal and certain state regulators.

Turning to slide six, you can see the highly complementary assets and geographic coverage of the two companies. CenturyTel’s footprint is shown in yellow and EMBARQ’s footprint is shown in red. The red lines represent
CenturyTel’s fiber network that’s highly complementary to a large portion of the CenturyTel and EMBARQ footprints.

The combined company will be even more competitive with significantly increased scale to facilitate economically attractive deployment of growth products and services including expanded IPTV, broadband and wireless data offers.

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Confirmation # 70807213

Slide seven puts into context the pro forma metrics I mentioned earlier. You will see from this slide that we will be one of the leading communications companies with more than 2.5 times the access lines. And trailing 12 months of revenue the midsized peer group shown here. And more than double the broadband customers in trading 12 months of EBITDA for those same peers.
So as shown here this transaction greatly strengthens our competitive position throughout the country.

Slide eight shows some of the key combined metrics of our two companies before we factor in the synergies. I won’t go through each one but as I mentioned earlier we believe that this combination gives us greater scale and financial strength to drive the business forward. And deliver long term shareholder value.

Slide nine provides a breakdown of the primary sources of our synergies. So you can see that we expect to achieve approximately three fourth of the synergies from operating call savings. The rest coming from CapEx and other synergies. The acquisition and integration cost for this combination are estimated to be approximately $275 million which we expect incur over an estimated three year period.

Slide ten, outlines several governance matters. First the combined company’s single leadership team who will exist of executives from both CenturyTel and
EMBARQ. As said I will continue to serve as Chief Executive Officer, Tom
Gerke will be Executive Vice Chairman, Karen Puckett and Stewart Ewing of
CenturyTel will continue serving as Chief Operating Officer and Chief
Financial Officer respectively.

Bill Owens currently non executive Chairman of the EMBARQ board of directors will be the non Executive Chairman of the combined company and
Harvey Perry will continue as non Executive Vice President. Non Executive
Vice Chairman excuse me.

Having worked in the same industry together for many years we know each other well and have tremendous respect for the work that each company has done. The key to our success has been tremendous efforts of our employees

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Confirmation # 70807213

around the country. We believe this combination will result in enhanced career opportunities for many employees from both CenturyTel and
EMBARQ.

We will forward, look forward to leveraging the talents and strengths of both of our teams to drive continued growth and success for all of our stakeholders.

The combined company’s board of directors will consist of fifteen members eight of whom will come from the CenturyTel board and seven members from the current EMBARQ board. The corporate headquarters will remain in
Munroe Louisiana and we will also maintain a significant presence in
Overland Park Kansas.

While making the key decisions about how we will combine the operations of
CenturyTel and EMBARQ have not yet been made. We do expect a smooth transition. In the coming weeks we will appoint a transition team made up of representatives of both companies. And in addition the name of the combined company will be determined prior to the close of the transaction.

I’d now like to turn the call over to Tom to say a few words, Tom?

Tom Gerke:	Thanks Glen, I certainly share your substantial enthusiasm for this transition and echo your many favorable comments. This transaction will benefit our customers and our shareholders. Glen together we’ll be much stronger than operating alone.

Our board and management team have been evaluating the best course of action to deliver value to the EMBARQ shareholders. And our board is determined that combining with CenturyTel achieves that goal.

This transaction offers EMBARQ shareholders a premium for their shares today and at the same time allows them to participate in what we believe will be significant growth potential from this combination. We are uniting two very similar corporate cultures that share a strong commitment to our customers, our employees and our communities, we look forward to working together to continue providing outstanding service, and enhanced offerings to our customers.

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10-27-08/9:00 a.m. CT
Confirmation # 70807213

The combination will possess excellent network assets, numerous areas of strength that complement each other and will drive efficiencies, improve product offerings and increased customer satisfaction. And it will deliver a management team committed to driving efficiencies and all the while staying focused on customer satisfaction and customer services and products.

Glen I look forward to participating on the leadership team to help collectively drive increased profitability and growth in the years ahead. With that I’ll turn it back to you.

Glen Post:	Thank you Tom. We’re going to look at slide eleven now. In summary we are very excited about this combination to increase the company of impressive scale on a combined basis we expect to have approximately eight million access lines, two million broadband customers and 400,000 video subscribers.
We expect the combined company to generate approximately $8.8 billion in revenue and $3.8 billion of EBITDA.

But this transaction is not just about getting bigger. It’s about increasing shareholder value. We expect to realize substantial synergies, both through increased operational efficiencies and enhanced revenue opportunities. The transaction is expected to be free cash flow per share created the first full year after closing.

The combined company will have pro forma leverage of approximately 2.1 times EBITDA, including synergies on full run rate basis. This strong capital structure should provide us the financial flexibility to fund our operational needs going forward, as well as return substantial capital to our shareholders through both dividends and opportunistic share repurchases.

In addition to its financial strength, the combined company will be strategically and competitively well positioned. Both of our companies have excellent net worth, so we believe we can leverage to drive increased revenues to roll out new products, both to our large consumer base and well as
EMBARQ's diverse mix of business and enterprise customers. (Inaudible)
integrated systems should allow us to realize significant customer service and

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Confirmation # 70807213

marketing efficiencies, both to reduce our operating costs and improve our customer satisfaction.

In summary, this combination creates a larger, financially stronger company which should be well positioned to significantly increase shareholder value, both the in the near term and well into the future. That concludes our prepared remarks and we would be happy to take a few questions. Operator, if you would please, provide instructions for the Q&A session.

Operator:	The floor is now open for questions. At this time if you have a question or a comment please press star 1 on your touch-tone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that that while you pose your question, that you pick up your handset to provide optimal sound quality. Thank you. Our first question is coming from Jason Armstrong with Goldman Sachs.

Jason Armstrong:	Thanks. Good morning and congratulations. There’s going to be just a couple of quick ones. On, first, just on the thought process here, urban versus rural (inaudible), maybe you could just walk us through your comfort level with operating in urban areas (inaudible) which steps outside the traditional framework we’ve seen before with you. You know maybe how did you think of doing a deal that has a lot more urban exposure versus sticking to some of the more rural deals you’ve done before. And then second question I guess just a data point, can you give us what the break fee is for this, for this deal?
Thanks.

Male:	First of all, customary break up fees in this transaction, Jason. Regarding how we see the urban assets, we believe that first of all, that EMBARQ's already incurred a lot of the initial competitive impacts of the cable companies rolling out the voice-over IP product. They’ve lost potential market share in these urban markets. We believe with our, our little different approach to market strategy that we can be effective in driving penetration of especially broadband services in urban markets and well as the rural areas.

Now we, we’re going to focus more on direct mail versus mass media. It’s been EMBARQ's approach. We’ll be more aggressive, more on finance with

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10-27-08/9:00 a.m. CT
Confirmation # 70807213

the business. They haven’t done a bad job, it’s just a different approach to the markets. I think we’ll take what’s been undertaken previously in each market.
We’ll be (inaudible) cable and speed, with our all-out focus on broadband, our think fast message. We’ll plan to launch an aggressive pure broadband service offering. These markets, especially in the college towns we think will be very effective. We’ll be more aggressive in expanding our distribution channels, especially door-to-door in our prepaid markets. Some of the markets.

So we – also we’ll go into more pure pricing structure. And we were surprised based on the competitive requirements in each market. We’ll build more, with our – back to all the systems we have the ability to quickly change prices and then to target pricing and bundles in certain areas, in certain individual markets and market areas and regionals, regions. We think it will be very effective, especially competing in all these other markets. So we’re not concerned about that. We believe we can compete. Especially when you look, they’ve already taken on again the onslaught of the initial competitive surge from the cable companies.

Jason Armstrong:	And (inaudible) if you think about overlaying a lot of these things on the
EMBARQ territory, you know one of the things that you had done that was different from a lot of your peers is buy spectrum in the most recent spectrum auction and talk about overlaying a lot of your footprint with a real sort of facilities based wireless strategy. How does this play into the EMBARQ footprint?

Glen Post:	Well Jason, we believe that the 700 megahertz spectrum is, is certainly viable and can drive real value. Of course, our approach there has been to not
(inaudible) product, it will be a really, a broadband play driving wireless broadband data. We believe there will be an opportunity to trade spectrum from some of the markets we already have. We think there will be possibly opportunities to carve out and building out spectrum that other carriers have today, would perhaps not want to build out in our markets. So we think there will be opportunities there to prospect and to build out and trade (inaudible).
So we still think it’s a viable investment and can drive value for shareholders

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Confirmation # 70807213

long tem and certainly can improve the (inaudible) for our customers. So we plan to continue to pursue that opportunity in these additional markets.

Jason Armstrong:	OK, great, and just back to the break fee. You said, you know your word was
“customary” and I think a lot of people sort of think of that in the 2.5 percent of total deal size range. IS that what we should be thinking about, or is there any sort of specific number you can attach to it?

Glen Post:	That detail will be filed later today, Jason. So we’ll just say it’s pretty normal course.

Jason Armstrong:	OK

Glen Post:	But later this week, rather.

Jason Armstrong:	Great.

Operator:	Your next question comes from Simon Flannery with Morgan Stanley.

Simon Flannery:	Thanks a lot and if I can add my congratulations. Can you talk a little bit about the approval process and the timelines? I think you said second quarter.
What, how many states do you think you’ll need approval in as well as shareholder approvals and does the, sort of political cycle sort of risk timing on that?

And then on clustering. I note from the very helpful map that you put in on page six that in some places like the Pacific Northwest and parts of the
Midwest you seem to be you know setting up some pretty nice clusters here.
But it, maybe you can give us a sense more on sort of access line or percent of base. How many of these are in places where you can really start to put in things like the technical, maintenance staff and so forth and really integrate them tightly, not just at the head office level. Thanks.

Tom Gerke:	Simon, Tom Gerke let me take your first part and then turn it back to Glen. I think the tall pole in the tent, if you will, will be the state regulatory approval process. That’s what we expect. We’d estimate about 16 of the 33 is our current estimate. We’re going to continue to compare our diligence and

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Confirmation # 70807213

review, but 16 state approvals as well as FCC and DOJ approval. We think the time frame second quarter fits comfortably within a six to eight month time period. Frankly, Glen and I will be doing everything possible to work together to beat that and we think we have a chance, but that’s our current estimate. The election cycle, I don’t think that measurably impacts this in terms of the state PUC approvals, so that’s where we think it’s key. Glen’s team and my team have very excellent relationships with the state regulators.
We’re both represent ongoing operators who are very committed to these markets. We both bring investment grade balance sheets to the table, and so we think we have the set of facts and conditions that not only should receive approval but should be welcomed by these regulators as they review the transaction.

Glen Post:	And Simon, regarding the clusters. We have some excellent clustering opportunities here from this combination of our companies. The Midwest area, the Southeast area and the Western properties, we expect to have four or five excellent clusters in the 1.5 – 2 million access line range and this is going to fit very well. It’s going – if you look at the maps, there’s great clusters here. States contiguous in most cases, many areas. We’ll headquarter in some of our largest states as we operate, as we set up these regional operations.

Simon Flannery:	OK thank you.

Operator:	Your next question comes from Michael Nelson with Stanford Group.

Michael Nelson:	Thanks for taking my question. If I could maybe, two quick questions. The first one’s for (Tom). You know as you looked to sell the company, was this a competitive bidding process and were there any other bidders?

And then a completely separate question for Glen. Can you discuss the proposed regulatory changes that we’re hearing about now with the FCC on inter-carrier compensation and USS subsidies and any way to handicap the potential changes and the impact to your business.

Male:	I’ll go first. The board engaged as you would expect in a very robust process rather than getting in any details now that will obviously be described in the proxy. But rest assured we looked at all of our strategic alternatives.

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10-27-08/9:00 a.m. CT
Confirmation # 70807213

We made sure that we understood the various alternatives and then went through very diligent process of weighing all of the relevant factors and then reached a conclusion, and with great satisfaction, that we think Glen and his company are going to be a great combination, a great fit for all the reasons we’re discussing today.

Glen Post:	And Michael, regarding the FCC order. Look, we’re disappointed in what, in the proposal best, what we’ve seen, we haven’t seen the whole order. But what we’ve heard and know about it, we’re disappointed. There are many moving parts yet. It’s really impossible to determine the actual impact. We are very concerned though if the current proposal were to pass it would have significant impact on local rates for customers in rural markets and smaller cities across the country. That’s our major concern we’d have.

We’re going to continue to correspond and work with the, within our industry group, the CEOs and the mid-sized sector and with the FCC and other constituencies to try to work through this and be sure that it’s not, does not end up being a order that’s approved that really hurts customers in rural
America. And that’s what could happen here and that’s our biggest concern.
But there are a lot of moving parts, as I said, and we’ll know more in the weeks ahead.

Michael Nelson:	Thanks. Congratulations and good luck.

Glen Post:	Thank you.

Male:	And Glen, I would add on that last topic with the uncertainty that you mentioned. One thing that’s true is combined, we’re better positioned to deal with it, whatever it is. We’re still going to advocate because we have a good set of facts, and we think there needs to be a much better focus on rural
America. That's the part of the United States where broadband, or you know information highway is not fully extended yet, and we're best positioned to take care of that, so we'll strongly advocate it, but I also think that this transaction today improves our ability to address any decision that does come.

Operator:	Your next question comes from David Barden with Bank of America.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

David Barden:	Hey, guys, thanks for taking a question. Congrats. A couple, if I could, the first one is maybe just a follow up on that question, guys. Could each of you share with us the percentage of revenues that are currently interstate intrastate access, and the average rate which you enjoy on that. I think that would help us do our math to kind of get a sense as to what the potential impact could be depending on what the outcome of the SEC rules is.

The second, if I could, on the synergies and the merger costs, is it fair to assume that these kind of happen in a smooth way over the three years, or are we looking at some low hanging fruits, and lots of the synergies and benefits and costs kind of coming relatively quickly.

I think the last thing I want to just touch on, Glen, I want to be clear. It kind of sounded like you were suggesting like Century Tel wants to extrapolate kind of a wireless build strategy across the entire eight million lines combined company footprint. Are the kind of costs and strategies that you're contemplating there, embedded in this synergy number? Is this synergy number net of those new strategies, or is that just kind of a status quo synergy number. Thanks.

Glen Post:	On the last question first, they are a more status quo synergy number, and we don't have any plans right now to acquire any additional spectrum, but opportunistically, we will follow our varied discipline process. We believe we can buy spectrum and bill it out and earn returns that are attractive in driving shareholder value. We will do that. If the prices are too high, they'll ask too much, we will not do it. Oh course, we're going to pursue the LPE, our plans with the LPE technology, and the 700 mega-hertz spectrum, which also AT&T and Verizon, we expect them to follow that path. And we'll see how this will be rolling out toward the end of 2009 and early 2010, so there will be very little expenditures between now and 2010, and we'll just see how this plays out in the months ahead.

It is extremely attractive spectrum, some of the best spectrum that's available anywhere, and we think it's valuable because of its characteristics.

Stewart, do you want to talk about…

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

Stewart Ewing:	David, on the synergies, course there are some synergies that can come fairly quickly, however, a good part of the synergies will come as we do the systems conversions, which again we expect to take 24 months to possibly 36 months.

(Male):	Regarding the (inaudible) interstate and intrastate, we're not really prepared to talk about that today, David. We can get that information to you. We'll see how this thing goes in the next few weeks. We're working on this as we speak. As I said the slowly moving parts, it's really difficult to determine where this thing is headed right now, but we will be back with you on this as this thing develops.

David Barden:	Got you. OK guys, thanks. Good luck.

Operator:	Your next question comes from Tim Horan with Oppenheimer Funds.

Tim Horan:	Hi guys, a couple of questions, to Tom, mostly. Tom, given that you're twice the size of Century Tel, maybe you can walk through the thinking of why your management team, or management controller, you actually be acquiring
Century Tel as opposed to getting acquired. Was it more of EBITDA issue?

And secondly to you Tom, and then I just had follow up. You know Century
Tel stock is down quite a bit this morning, are you worried at all that maybe someone might make a hostile bid for Century Tel, and what kind of protections do you have in case that happens? Thanks.

Tom Gerke:	Yes, first we've often said that industry consolidation makes sense that we would be willing to consider it, but one of the threshold requirements was that it would be accretive and beneficial to both sets of shareholders and we believe that's exactly the type of arrangement that we have here. I think that the management team that's put together that will be a– Glen and I talked a lot about this– truly selecting the best athletes to fill out the team, but I think when you look at the experience that Glen brings to the table, and the focus as
COO, (Karen Pucket), I think that this is a phenomenal leadership, and when you blend them together, that's the best of the best, is a better approach than thinking about one particular set of management versus the other.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

And in terms of the commitment, both boards spent substantial time looking through all the relevant factors, and this wasn't a hurried decision by any stretch, and people spent a lot of time thinking about it and focusing on why this was the best. We have the normal protections that exist, but both companies, I believe, are fully committed to the deal, and seeing it through.

Tim Horan:	Just to play devil's advocate on the two risks, if someone does come in to try and make a hostile on Century, given how much they've traded down today you know what protections do you have on that, and or, maybe Century Tel can comment on that.

And then, secondly, back to the regulatory risks, Century Tel does get substantially more subsidies than you do, if there were to be major changes on the regulatory front, would that kind of trigger any macro clauses or can you discuss some of those. Thank you, thanks.

Tom Gerke:	Yes, first we've often said that industry consolidation makes sense that we would be willing to consider it, but one of the threshold requirements was that it would be accretive and beneficial to both sets of shareholders and we believe that's exactly the type of arrangement that we have here. I think that the management team that's put together that will be a– Glen and I talked a lot about this– truly selecting the best athletes to fill out the team, but I think when you look at the experience that Glen brings to the table, and the focus as
COO, (Karen Pucket), I think that this is a phenomenal leadership, and when you blend them together, that's the best of the best, is a better approach than thinking about one particular set of management versus the other.

And in terms of the commitment, both boards spent substantial time looking through all the relevant factors, and this wasn't a hurried decision by any stretch, and people spent a lot of time thinking about it and focusing on why this was the best. We have the normal protections that exist, but both companies, I believe, are fully committed to the deal, and seeing it through.

Tim Horan:	Just to play devil's advocate on the two risks, if someone does come in to try and make a hostile on Century, given how much they've traded down today

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

you know what protections do you have on that, and or, maybe Century Tel can comment on that.

And then, secondly, back to the regulatory risks, Century Tel does get substantially more subsidies than you do, if there were to be major changes on the regulatory front, would that kind of trigger any macro clauses or can you discuss some of those. Thank you, thanks.

Tom Gerke:	Well first on the second one, in terms of the regulatory, actually this order is sufficiently vague, is unpublished, has enough different components, it treats different classifications differently, so there's the potential, but I would emphasize on that point, that the two companies combined, are in the best position on a go forward basis. I think that's you know the key one.
And then again, on the protections, it'll be filed promptly, the agreement will be there. All of the normal protections that you would expect in a deal where both parties signed up with a full commitment to seeing it through, will be in the agreement.

Tim Horan:	Thank you.

Glen Post:	Regarding the (inaudible) issue, I'm not going to speculate what may or may not happen here, but we know this is a great investment for our company, for our shareholders. It has created a free cash flow, the first cash flow for a year.
We paid a fair price (for) (EMBARQ), I'm confident this will drive shareholder value over time, and we're very pleased with this transaction.

Tim Horan:	Thanks Glen.

Operator:	Your next question comes from Michael Rollins with Citi Investment
Research.

Michael Rollins:	Great, thanks, good morning. Tom, just wanted to follow up on a couple of comments that you made. You know I was just wondering – you mentioned that it was a well throughout process, but why today?

You know it's – I guess the question is, if there is a possibility for regulatory change and if all the details are not known today, can you talk a little bit more

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

about what one of you were you thinking to go today, versus possibly waiting a week or 10 days, for some clarity to be shed on that front.

And the second comment that you made is that the two companies would be better off combined than separately. In your opinion, which company is better off today, heading into the possibility of regulatory change and how did that feed into your decision making process?

Thanks. For the Board's, excuse me, decision making process. Thanks.

Glen Post:	I think the focus is for a long time in this sector, there've been lots of different reasons why industry consolidation hasn't occurred and there's you know unlimited different reasons for it not to occur.

And so, we've looked at the potential for the synergies, the time to realize those and weighed that against the fact that there's – as we've said, not numerous times, not only substantial uncertainly, but even once the – first the decision may be very narrow and then whatever decision is there, in all likelihood will get appealed, as many of the FCC orders do.

So, the time until there will would be a real clarity on this could be you know very far down the road. And then in terms of which company is best suited on an individual basis, there are at -within the USF section of this, there're potential commitments or a person would have to, either as we understand it, again, it's unpublished, step up to a commitment to build out broadband or run the risk that someone else might come in and over bid them and so form of reverse option.

That's not all fully determined yet, so in that case, Glen as a little further footprint build-out and in that case, you know I would say that he probably have an advantage, with respect to the access and different markets, we probably have the advantage.

There's potential for rate of return and price cap carriers to be treated differently. There's a different mix there and Glen is – company is in the process of moving to price cap, but hasn't completed that process and probably has some flexibility that other carriers don't have.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

So I think when you put all the mix in and the opportunity that this deal presents and the ability to start achieving synergies now, that was the mix that the – that the board considered and the overall view of the transaction, when they looked at all the factors.

Michael Rollins:	Thank you.

Operator:	Your next question comes from Chris King with Stifel Nicolaus.

Chris King:	Good morning guys and congratulations. Just two quick questions – first of all I just wanted to clarify that there's no evaluation collar associated with the
– with the deal, I don't believe there is, but just wanted to confirm that with you.

And secondly, with respect to your pro forma capital structure, as you guys pointed out, you're still going to have relatively low leverage and a pretty good looking balance sheet, obviously given the current situation in the capital markets.

You guys may not be ready to comment on this yet, but any thought, at least initially as to what your ideal pro forma or capital structure might be.

Would you be comfortable kind of maintain a two-times leverage going forward or would you look to increase that in any way, shape or form you know certainly again, depending on what the capital market's environment might look like a year or two from now? Thanks.

Glen Post:	Chris first, there's no evaluation collar involved here. And regarding our pro forma of capital structure, you know we – we're not ready to state a target here. We do expect to return substantial amount of cash to shareholders over time.

But we'll be within our target or our goal of remaining investment grade as far as credit ratings are concerned. So that would be the key factor that we'll be looking to there.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

But it positions us extremely well for the future to make – to have the flexibility to make creative investments that in strategic acquisitions and to bring more cash to shareholders over time.

Chris King:	Thank you.

Operator:	Your next question comes from Frank Louthan with Raymond James.

Frank Louthan:	Great, thank you. Real quick, is – are there any – I saw that the bank
(convenience) to refinance the EMBARQ – are there any other change of control provisions on the CenturyTel side of the key needs to refinance and that's it?

Glen Post:	Yes, there are no other changes of control provisions in-fact CenturyTel.

Frank Louthan:	OK great, thank you.

Operator:	Your next question comes from Chris Larsen with Credit Suisse.

Chris Larsen:	Actually, my questions have more or less been answered. But at what point, how far out do you feel that you need to go before you get back on the acquisition train again? Is it two years out, three years out?

Glen Post:	Chris, obviously, we won't jump back in immediately, but you know it depends on the opportunity and the requirements for the conversion of customer basis and that kind of think. I think within a year of so, we'd be ready to look at possibilities of other acquisition opportunities.

So, I don't think it will be a, you know long time, because we have facilities in place and we have – especially with our systems, we'll be converting quickly to our systems from – our back office systems from EMBARQ, which we think we have some of the back offices in customer care, billing systems, in our sector.

And we'll be ready quickly to consider other – other acquisition opportunities in the months ahead.

Chris Larsen:	Thanks and congratulations again.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

Glen Post:	Thank you Chris.

Operator:	Your last question comes from Batya Levi with UBS.

Batya Levi:	Hi, thanks a lot. Just one question on margins – looking at the performing margins for the Performa Company, including the synergies, I think you will still be somewhat lower than your peers and I want to ask what you think some of the differences are.

Do you think you can continue to drive margins to your peers' level over time? Thanks.

Glen Post:	You know overlooking there of course if the combination of EMBARQ and
CenturyTel's margins and we do expect to be able to drive margins overtime.

However, as you know the whole mix of revenue mix in our industry is changing to – from the more access revenue local exchange revenue to the more of the data revenues.

Where we do have inherently lower – lower margins, however, we expect to be able to drive the revenue growth and these new services overtime. And a key factor in – when you compare CenturyTel's margins to our peer companies is that we're still in a fast 71 at CenturyTel.

If you take – if you assume we were – we're moving past 71, we would actually – our margin would improve about three percentage points.

In addition to that, we have our regional fiber operations and our IPTV operations that have that we – other companies do not have that have inherently lower margins today. So, those are some of the factors you're seeing in those differences in our margins versus other companies.

Gene Betts:	Glen if I could have – this is Gene Betts. If you're looking at combining
EMBARQ's numbers, you need to be careful to remove EMBARQ logistics, which is nearly a half billion of revenue, basically you now it's just distribution.

Moderator: Tony Davis
10-27-08/9:00 a.m. CT
Confirmation # 70807213

When you remove that, our merger from 300 basis points higher than with logistics in it, so be careful that you've got apples to apples there when you do the modeling.

Batya Levi:	OK, thanks.

Operator:	We have reached our allotted time for questions. Mr. Post, do you have any closing remarks?

Glen Post:	Yes, just again, we're, we're very pleased with this transaction, we believe long-term – it's going to be very good for shareholders. It's accreted a free cash flow per share as an equity deal in the first year.

We expect over – expect $400 million of synergies, it improved our competitive position, we're able to level our – both companies very high quality network asset, especially our 17,000 mile regional fiber-network that connects – will connect many of our states now and we will have opportunities to expand.

We're better positioned financially to take advantage of future investment opportunities and return cash to shareholders as well.

So, we're pleased, very pleased with this transaction, we're looking forward to working the EMBARQ, their management team, their leadership team and their employees to complete this transaction.

And we appreciate your participation today in this call and look forward to speaking with you in the future.

Gene Betts:	Glen thank you and I echo your comments.

Operator:	Thank you. This does conclude today's conference call and Webcast, please disconnect your lines at this time and have a wonderful day.

END